                                                                     EXHIBIT 2.3

                SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT
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                       [Lakewood Square Shopping Center]

          THIS SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT (this "Amendment") is made as of the 25th day of April, 1997, by and between FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1 and FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2 (collectively, the "Seller"), each a Florida limited partnership, and M&H REALTY PARTNERS III L.P. ("Purchaser"), a California limited partnership.

                                   RECITALS

          Seller and Purchaser entered into that certain Real Estate Sale Agreement dated as of March 24, 1997, as amended by First Amendment to Real Estate Sale Agreement dated as of April 7, 1997 (collectively, the "Purchase Agreement"), relating to certain real estate (the "Property") in the City of Lakewood, Los Angeles County, State of California, which parcel is more particularly described in EXHIBIT A to the Agreement. All capitalized terms which are used but not defined in this Amendment shall have the same respective meanings ascribed to such terms in the Purchase Agreement. Seller and Purchaser desire to amend the Purchase Agreement as more particularly set forth below.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

          1.   Purchase Price.  The Purchase Price shall hereafter be Seventeen
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Million Seven Hundred Fifty Thousand and No/100 Dollars ($17,750,000.00).

          2.   Review Period.  The Review Period is hereby extended to, and
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shall expire at, 5:00 p.m., Chicago, Illinois time on May 9, 1997. Purchaser acknowledges that, as a result of the further testing performed by Seller and by the accommodations made herein, Purchaser is fully satisfied with the environmental condition of the Property. As a material inducement to Seller's entering into this Amendment, and notwithstanding anything in the Purchase Agreement to the contrary, Purchaser may not terminate the Purchase Agreement during the Review Period for any reason related to the environmental condition of the Property. Should Purchaser terminate the Purchase Agreement pursuant to
Section 8(A) thereof, Purchaser agrees to state with specificity the reason or
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reasons for such termination. The following shall not be understood to limit the Purchaser's right to terminate the Purchase Agreement for any reason other than the environmental condition of the Property, in Purchaser's sole discretion.

          3.   Counterparts.  This Amendment may be executed in any number of
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counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

          4.   Effect of Amendment.  Except as expressly amended hereby, the
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Purchase Agreement shall remain in full force and effect and otherwise unmodified.

       SIGNATURE PAGE TO SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT
                       [Lakewood Square Shopping Center]

          IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Amendment as of the date first above written.

SELLER: FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1, a Florida limited partnership

               By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By:_________________________________
                    Its:________________________________

               FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2 a Florida limited partnership

               By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By:_________________________________
                    Its:________________________________


PURCHASER:     M&H REALTY PARTNERS III L.P.
               a California limited partnership

               By: MHRP III L.P., a California limited partnership, its general partner

                    By: Merlone/Hagenbuch Inc., a California corporation, its general partner


                         By:_________________________________
                         Its:________________________________

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